FIRST AMENDMENT TO RIGHTS AGREEMENT

      This First Amendment to Rights Agreement (the "Amendment") is entered into as of February 19, 1999, between OEA, Inc., a Delaware corporation, (the "Company") and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of March 25, 1998 (the "Rights Agreement"); and

      WHEREAS, the Board of Directors of the Company has approved an amendment to the Rights Agreement pursuant to Section 27 thereof.

      NOW THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. CERTAIN DEFINITIONS. For purposes of this Amendment, capitalized terms not otherwise defined shall have the meaning given them in the Rights Agreement.

      2. AMENDMENT. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

      "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company; (ii) any Subsidiary (as such term is hereinafter defined) of the Company; (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; (iv) Ahmed D. Kafadar, Charles B. Kafadar, Maryanna B. Kafadar, members of their respective families and their respective descendants (the "Kafadar Family"), heirs or legatees of any of the Kafadar Family members, transferees by will, laws of descent or distribution or by operation of law of any of the foregoing (including of any such transferees) (including any executor or administrator of any estate of any of the foregoing), The Maryanna B. Kafadar Family Trust, The Ahmed D. Kafadar Family Trust, The Ahmed D. Kafadar Marital Trust, or any trust or foundation to which any of the foregoing has transferred or may transfer securities of the Company, any trust established primarily for the benefit of, or any other Person the beneficial owners of which consist primarily of, any of the foregoing or any Affiliates or Associates of any of the foregoing (including any beneficiary or trustee, manager or director of any of the foregoing or any other Person serving any such entity in a similar capacity) (collectively, the "Kafadar Entities"); (v) Reich & Tang Asset Management L.P., at any time prior to becoming the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, but only for so long as Reich & Tang Asset


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Management L.P. is not required to file a Schedule 13D and is able to avail itself of the exemption provided by Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (or similar successor provisions, rules or regulations); and (vi) any Person that inadvertently (as determined in good faith by the Board of Directors of the Company whose determination shall be final and binding) became an Acquiring Person as a result of the beneficial ownership of any securities beneficially owned at any time by any Kafadar Entity. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

      3. EFFECT OF AMENDMENT. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

      4. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      5. GOVERNING LAW. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      7. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their seals attested, all as of the day and year first above written.

                                       OEA, INC.


                                       By:/s/ J. Thompson McConathy
                                          --------------------------------------
                                       Name:  J. Thompson McConathy
                                            ------------------------------------
                                       Title:  Vice President Finance
                                             -----------------------------------



                                       CHASEMELLON SHAREHOLDER
                                       SERVICES, L.L.C.


                                       By:/s/ Paul Collins
                                          --------------------------------------
                                       Name:  Paul Collins
                                            ------------------------------------
                                       Title: Assistant Vice President
                                             -----------------------------------

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